Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ROTH CH ACQUISITION II CO.

I, Byron Roth      , being the CEO of Roth CH Acquisition II Co., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

FIRST. The name of the Corporation is: Roth CH Acquisition II Co.

SECOND. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary") on February 13, 2019 (the "Certificate of Incorporation").

THIRD. The Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST, which shall read in its entirety as follows:

"FIRST: The name of the corporation is: Roth CH Acquisition III Co. (the "Corporation")"

FOURTH. This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 28th day of August, 2020.

/s/ Byron Roth
Name: Byron Roth
Title: CEO